UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Bitetti, Vincent J.
   776 Emerson Street
   Thousand Oaks, CA  91362
2. Date of Event Requiring Statement (Month/Day/Year)
   6/27/96
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   Sound Source Interactive, Inc.
   SSII
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director (x) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer
6. If Amendment, Date of Original (Month/Day/Year)
   6/28/96
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

_______________________________________________________________________________________________________________________________
                                                                                                                               |
 Table I -- Non-Derivative Securities Beneficially Owned                                                                       |
_______________________________________________________________________________________________________________________________|
1. Title of Security                  |2. Amount of           |3. Ownership        |4. Nature of Indirect                      |
                                      |   Securities          |   Form:            |   Beneficial Ownership                    |
                                      |   Beneficially        |   Direct(D) or     |                                           |
                                      |   Owned               |   Indirect(I)      |                                           |
_______________________________________________________________________________________________________________________________|
Common Stock                          |1,254,684(1)           |D                   |                                           |
_______________________________________________________________________________________________________________________________|

_______________________________________________________________________________________________________________________________
                                                                                                                               |
 Table II -- Derivative Securitites Beneficially Owned                                                                         |
                                                                                                                               |
_______________________________________________________________________________________________________________________________

1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership
                        |  Expiration       |  Securities           |         |exercise  |Form of      |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |
                        | Date    |Expira-  |                       |or       |vative    |Security:    |
                        | Exer-   |tion     |      Title            |Number of|Security  |Direct(D) or |
                        | cisable |Date     |                       |Shares   |          |Indirect(I)  |

_______________________________________________________________________________________________________________________________
No changes
_______________________________________________________________________________________________________________________________

Explanation of Responses:

(1) Report has been amended to correct a mathematical error that appeared in Column 5 of Table 1. There are no amendments to the information originally set forth in Table 2.

SIGNATURE OF REPORTING PERSON
/s/ Vincent J. Bitetti
DATE 2/11/97